Exhibit 99.3

Red Hat, Inc.

Clawback Policy

It is the policy of Red Hat, Inc. (the “Corporation”) to require, to the extent permitted by law, any “Covered Executive” who engaged in “Misconduct” that resulted in a “Financial Restatement” to repay to the Corporation, in cash and upon demand, any “Excess Proceeds” from “Incentive Compensation” received by the Covered Executive during any “Clawback Period”. The repayment of Excess Proceeds is in addition to, and not in lieu of, any other relief available to the Corporation due to the Covered Executive’s Misconduct. This policy shall be effective June 1, 2009, and apply to Incentive Compensation that is both approved by the Committee and awarded on or after that date.

“Clawback Period” means the twelve-month period following the filing with the Securities and Exchange Commission (the “SEC”) of any financial statements that are the subject of a Financial Restatement.

“Covered Executive” means any participant in the Corporation’s Executive Variable Compensation Plan.

“Excess Proceeds” means (i) any portion of Incentive Compensation paid or distributed to a Covered Executive during a Clawback Period that is greater than the amount that would have been paid or distributed if calculated based on any restated financial results and (ii) the net proceeds from gains on any sale or disposition of the Corporation’s common stock distributed pursuant to incentive compensation arrangements, if the sale or disposition was effected in a Clawback Period.

“Financial Restatement” means any material restatement, whether required by law or determined by the Board of Directors to be in the best interests of the Corporation, of financial statements included in a filing by the Corporation with the SEC because of noncompliance, due to Misconduct, with financial reporting requirements under federal securities laws.

“Incentive Compensation” means any cash or equity-based compensation if the payment, grant or vesting of such compensation was predicated on the achievement of certain financial results that were subsequently the subject of a Financial Restatement.

“Misconduct” means an act of embezzlement, fraud, willful misconduct or breach of fiduciary duty, as determined by the Committee or another committee of independent directors and ratified by the Board of Directors.